EXHIBIT 8.1

[Letterhead of Patton Boggs LLP]

March 23, 2004

Board of Directors

Commercial Capital Bancorp, Inc.

One Venture, 3rd Floor

Irvine, California 92618

Board of Directors

Hawthorne Financial Corporation

2381 Rosecrans Avenue 2nd Floor

El Segundo, California 90245

Ladies and Gentlemen:

You have requested our opinion as to the federal income tax consequences of the merger (the “Merger”) of Hawthorne Financial Corporation, a Delaware corporation (“Hawthorne Financial”) with and into Acquisition Corp. (“Acquisition Corp.”), a Delaware corporation and wholly-owned subsidiary of Commercial Capital Bancorp Inc., a Nevada corporation (“Commercial Capital”) pursuant to the merger agreement by and among Commercial Capital, Acquisition Corp. and Hawthorne Financial dated January 27, 2004 (the “Merger Agreement”). This opinion is being rendered as required by Section 7.01(f) of the Merger Agreement. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

In connection with our opinion, we have examined originals or copies, certified or otherwise and identified to our satisfaction, of the Merger Agreement, the registration statement relating to the Merger filed on Form S-4 with the Securities and Exchange Commission on March 23, 2004, including the joint proxy statement and prospectus included as part of the registration statement (the “Registration Statement”) and such other documents as we have deemed necessary or appropriate to enable us to render the opinion below. In our examination, we have assumed (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies, (ii) each document reviewed by us has been or will be fully executed and delivered in substantially the same form, is or will be in full force and effect and has not been and will not be amended or modified in any respect, (iii) all parties to the documents at all times had and will have full corporate power, authority and capacity to enter into, execute and perform all obligations under those documents and to observe and perform the terms and conditions thereof, (iv) the factual matters, statements and recitations contained in the documents are accurate, true and complete and (v) the Merger will be completed in the manner contemplated by the Merger Agreement and the Registration Statement. In rendering our opinion, we also have relied upon written representations and covenants by each of Commercial Capital and Hawthorne Financial.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax free reorganization under Section 368(a) of the Code and will have the following federal income tax consequences to each of Commercial Capital, Hawthorne Financial, Hawthorne Financial shareholders and Hawthorne Financial warrant holders.

1.

Hawthorne Financial stockholders receiving solely Commercial Capital common stock in exchange for their shares of Hawthorne Financial common stock pursuant to the Merger will not recognize gain or loss on the exchange. However, if any Hawthorne Financial stockholder receives cash in lieu of a

Boards of Directors

March 23, 2004

fractional share of Commercial Capital common stock, the Hawthorne Financial stockholder will be treated as receiving a fractional share of Commercial Capital common stock in the Merger and having immediately exchanged that fractional share for cash in a taxable exchange with Commercial Capital.

2.	The adjusted tax basis of the Commercial Capital common stock received and any fractional shares deemed received by a Hawthorne Financial stockholder in the Merger will be equal to the tax basis of the Hawthorne Financial common stock exchanged pursuant to the Merger.

3.	The holding period of Commercial Capital common stock received by a Hawthorne Financial stockholder will include the period during which the surrendered shares were held.

4.	Hawthorne Financial warrant holders receiving solely Commercial Capital warrants to acquire Commercial Capital common stock in exchange for their Hawthorne Financial warrants pursuant to the Merger will not recognize gain or loss on the exchange.

Except as specifically set forth above, no other opinion is expressed as to the tax consequences to any party to the Merger or any other transactions related to or occurring in connection with the Merger or otherwise. No other opinion is expressed under federal, state, local or foreign law. We assume no obligation to update or supplement our opinion to reflect any change or modification of the facts or circumstances that may hereafter come to our attention or any change in law that may hereafter become effective.

This opinion is being furnished only to Commercial Capital, Hawthorne Financial and Hawthorne Financial shareholders in connection with the Merger and solely for their benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referenced for any other purpose whatsoever without our express written consent. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and references to our opinion in the Registration Statement and any proxy statement/prospectus attached thereto and the inclusion of our opinion in certain bank regulatory filings in connection with the Merger.

Sincerely,

/s/    PATTON BOGGS LLP

PATTON BOGGS LLP